Exhibit 10.1

FIRST AMENDMENT TO THE

MARIJUANA COMPANY OF AMERICA, INC. EQUITY INCENTIVE PLAN

WHEREAS, Marijuana Company of America, Inc. (“Company”) previously adopted the Marijuana Company of America, Inc. Equity Incentive Plan (“Plan”); and

WHEREAS, the Company desires to amend the Plan to increase the number of Shares of Common Stock available for issuance thereunder by 2,500,000,000 shares;

WHEREAS, the stockholders of the Company have approved the proposed amendment of the Plan to increase the number of Shares of Common Stock available for issuance thereunder by 2,500,000,000 shares; and

WHEREAS, the Company maintains the right to amend the Plan pursuant to Section 12.2 therein;

NOW THEREFORE, Section 3 of the Plan is deleted in its entirety and replaced with the following, effective September 12, 2022:

“4. Shares Subject to the Plan.

4.1 Maximum Share Limitations. Subject to appropriate adjustments for stock splits or reverse stock splits, the maximum aggregate number of shares of Common Stock that may be issued and sold under all Awards granted under the Plan shall be up to 3,000,000,000 Shares of Common Stock issued and sold under the Plan may be either authorized but unissued shares or shares held in the Company’s treasury. To the extent that any Award involving the issuance of shares of Common Stock is forfeited, cancelled, returned to the Company for failure to satisfy vesting requirements or other conditions of the Award, or otherwise terminates without an issuance of shares of Common Stock being made thereunder, the shares of Common Stock covered thereby will no longer be counted against the foregoing maximum share limitations and may again be made subject to Awards under the Plan pursuant to such limitations.

4.2 Adjustments. If there shall occur any change with respect to the outstanding shares of Common Stock by reason of any recapitalization, reclassification, stock dividend, extraordinary dividend, stock split, reverse stock split or other distribution with respect to the shares of Common Stock, or any merger, reorganization, consolidation, combination, spin-off or other similar corporate change, or any other change affecting the Common Stock, the Committee may, in the manner and to the extent that it deems appropriate and equitable to the Participants and consistent with the terms of the Plan, cause an adjustment to be made in (i) the maximum number and kind of shares provided in Section 4.1 hereof, (ii) the number and kind of shares of Common Stock, or other rights subject to then outstanding Awards, (iii) the exercise or base price for each share or other right subject to then outstanding Awards, and (iv) any other terms of an Award that are affected by the event. Notwithstanding the foregoing, in the case of Incentive Stock Options, any such adjustments shall, to the extent practicable, be made in a manner consistent with the requirements of Section 424(a) of the Code.”

IN WITNESS WHEREOF, this Amendment is hereby executed by a duty authorized officer of the Company this 12th day of September 12, 2022.

MARIJUANA COMPANY OF AMERICA, INC.

By:	/s/ Jesus Quintero

Title: President and CEO